                                                                     EXHIBIT 2.2

                              AMENDMENT AGREEMENT
                              -------------------

     THIS AMENDMENT AGREEMENT ("Amendment") is made and entered into this 23rd day of March, 2000 by and among Asyst Technologies, Inc., a corporation organized and existing under the laws of California (hereinafter, "Asyst"), MECS Corporation, a kabushiki kaisha organized and existing under the laws of Japan (hereinafter, the "Company"), and Mr. Kazuo Kimata (hereinafter, "Mr. Kimata").

                                  WITNESSETH:
                                  ----------

     WHEREAS, Asyst, the Company and Mr. Kimata previously executed that certain Agreement for Sale and Purchase of Common Stock, dated as of September 27, 1999 (hereinafter the "Purchase Agreement") concerning Asyst's acquisition of up to all of the issued and outstanding shares of common stock of the Company; and

     WHEREAS, the parties desire to amend certain provisions of the Purchase Agreement as contemplated in this Amendment;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the parties hereby agree as follows:

     1.  Defined Terms.  Capitalized terms used but not otherwise defined herein
         -------------
shall have the meanings ascribed thereto in the Purchase Agreement. Notwithstanding the foregoing, the following terms shall have the following definitions:

     (a) "MECS Ryu" means MECS Ryu K.K., a kabushiki kaisha organized under the laws of Japan.

     (b) "Purchase Price" shall mean (Yen)285 per share for each Selling Shareholder Share.

     (c) "Selling Shareholder Shares" means 3,628,000 shares of the issued and outstanding common stock of the Company owned by Mr. Kimata and the persons listed on Schedule 1.
                            ----------

     (d) "Technowave" means Technowave K.K., a kabushiki kaisha organized under the laws of Japan.

     2.   Phase Two Closing.  The parties hereby agree that at the Phase Two
          ------------------
Closing, Asyst shall acquire only the Selling Shareholder Shares and shall not be obligated to acquire or otherwise offer to acquire any Other Shares. For the avoidance of doubt, nothing in this Amendment shall preclude or otherwise restrict Asyst from acquiring or offering to acquire Other Shares other than as part of the Phase Two Closing.

     3.   Payment.  The Purchase Price shall be paid to the following account at
          -------
Okagi Kyoritsu Bank, Bisai Branch, Ordinary Account no. 621873, Account Holder:
Mr. Kazuo Kimata.

     4.   Asyst Waiver of Closing Conditions.  Asyst hereby waives the following
          ----------------------------------
closing conditions set forth in the Purchase Agreement to the Phase Two Closing:

     (a) Sections 7.2(a) and 7.2(c) as to the Company's achievement of the performance targets set forth in Schedule 7.2(a) of the Purchase
                                           ---------------
          Agreement and in the Business Plan.
     (b) Section 7.2(b) solely as to the requirement of retention of all of the senior management of the Company.
     (c) Section 7.2(d) solely to the extent that MECS Ryu shall not have been disposed as of the Phase Two Closing.
     (d) Section 7.2(h) to the extent that the Company's aggregate cash and deposits at the Phase Two Closing will be (Yen)285,000,000, after payment of (Yen)55,000,000 from the Company to Mr. Kimata.
     (e) Section 7.2(k) to the extent that the Y2K advisor was never retained by the Company.

     5.   Mr. Kimata Waiver of Closing Conditions.  Mr. Kimata hereby waives the
          ---------------------------------------
following closing conditions set forth in the Purchase Agreement to the Phase Two Closing:

     (a) Section 8.2(a) as to the requirement of the release of Mr. Kimata's guaranty.

     6.   New Phase Two Closing Obligations.  The parties hereby agree, as
          ---------------------------------
conditions precedent to the Phase Two Closing, that:

     (a) Asyst and Mr. Kimata shall execute and deliver to one another counterpart originals of the Indemnity Agreement attached as Schedule
                                                                       --------
          2;
          -

     (b) If the Company's guaranty of the MEC Ryu debt has not been released as of the Phase Two Closing, the Company shall be entitled to reserve 30% of the face amount of such guaranty from any amounts that the Company may owe to Mr. Kimata;

     (c) The Company agrees to make the following one-time payments: (1) to Mr. Kimata, the amount of (Yen)11,000,000 as a director's retirement allowance, (2) to Technowave, (Yen)6,000,000 as a consulting fee, and
          (3) to Mr. Kimata, (Yen)5,850,000 as his salary for the month of March;

     (d) Mr. Kimata agrees to pay the Company (Yen)4,900,000 in exchange for the stock of Technowave;

     (e) Mr. Kimata agrees to allow the Company and Asyst to adjust certain payments that may be hereafter due to him to take into account the difference between the amount paid for the Selling Shareholder Shares at the Phase One Closing and the Purchase Price hereunder; and

     (f) Mr. Kimata agrees to assume all obligation and responsibility for, and to indemnify and hold harmless the Company and Asyst from and against, any and all claims, costs or other liabilities arising in connection with those certain equipment leases attached as Schedule 3 hereto or
                                                          ----------
          the Company's guaranty of such equipment leases.

     7.   Amendment.  The terms of this Amendment may be amended, modified or
          ----------
altered only by an instrument in writing executed by all of the parties hereto.

     8.   No Other Amendments.  Except as provided herein, all other terms and
          --------------------
conditions of the Purchase Agreement remain in full force and effect.

     9.   Governing Law and Language.  This Amendment shall be governed by and
          ---------------------------
construed in accordance with the laws of Japan. Disputes arising out of, or relating to, this Amendment may be brought in the District Court of Tokyo. This Amendment is entered into solely in the English language, which language shall exclusively govern its meaning and interpretation.

     10.  Severability.  The invalidity or unenforceability of any provision of
          -------------
this Amendment shall not affect the validity or enforceability of any other provision. This Amendment shall continue in full force and effect except for any such invalid or unenforceable provision.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date hereinabove mentioned.



ASYST TECHNOLOGIES, INC.,                          MR. KIMATA
a California corporation


By:_______________________                         ________________________
Name:_____________________                         Kazuo Kimata
Title:______________________


MECS CORPORATION,
a kabushiki kaisha


By:_______________________
Name:_____________________
Title:______________________

                                   Schedule 1
                            The Selling Shareholders



     Name of Shareholder          Number of Shares
     -------------------          ----------------
1.   Kazuo Kimata                   621,000 shares
2.   Kazutoyo Kimata              1,470,000 shares
3.   Tomoko Kimata                  740,000 shares
4.   Takashi Kimata                 700,000 shares
5.   Shizuo Yagi                     24,000 shares
6.   Sumiyo Yagi                     24,000 shares
7.   Toshie Kimata                   49,000 shares
     ------------------           ----------------
     Total                        3,628,000 shares

                                  Schedule 2
                              Indemnity Agreement

                                   Schedule 3
                              The Equipment Leases